Pennichuck Corporation Announces Higher Second Quarter Earnings

Earnings per Share Up 62% Over Same Quarter in Prior Year

MERRIMACK, NH -- (Marketwire - August 08, 2011) - Pennichuck Corporation (NASDAQ: PNNW) today announced that net income for its second quarter ended June 30, 2011 was $1.6 million, or $0.34 per share (diluted), on revenues of $10.4 million. For the quarter, non-operating eminent domain-related costs and merger-related costs incurred in connection with the Company's November, 2010 agreement to be acquired by merger by the City of Nashua, New Hampshire totaled $167,000. Adjusted for these non-operating costs, second quarter earnings would have been $0.36 per share (diluted). This compares to net income for the second quarter in 2010 of $1.0 million, or $0.21 per share (diluted), on revenues of $9.1 million. Adjusted for non-operating eminent domain-related costs, which totaled $134,000, 2010 second quarter earnings would have been $0.23 per share (diluted).

The increase in 2011 second quarter earnings was due principally to increased water utility revenues of $1.2 million, offset in part by higher utility operating expenses of $143,000 and increased income tax expense of $412,000. The increase in utility revenues for the quarter resulted from a 10.8% temporary rate increase prospectively granted to the Company's Pennichuck Water Works, Inc. regulated water utility subsidiary ("Pennichuck Water") in October 2010 and the replacement of that temporary rate order by an 11.95% permanent rate increase granted in June 2011, net of the effects of lower water usage volumes in the second quarter of the current year due to comparatively cooler weather and continued water conservation. In June of this year, the Company also recorded recoupment operating revenues of approximately $1.2 million based on rates set in the permanent rate order for service rendered from June 2010 to June 2011. The increase in utility operating expenses was due principally to increased production costs and higher real property taxes including state utility taxes.

For the six months ended June 30, 2011, net income was $1.6 million, or $0.33 per share (diluted), on revenues of $18.3 million. Eminent domain and merger-related costs for the first half of the current year totaled $573,000. Adjusted for such non-operating costs, net income would have been $0.41 per share (diluted). Net income for the six months ended June 30, 2010 was $1.1 million, or $0.23 per share (diluted), on revenues of $16.5 million. Adjusted for non-operating eminent domain and merger-related costs, which totaled $233,000, net income for the first half of last year would have been $0.26 per share (diluted).

The increase in net income for the six months ended June 30, 2011, compared with the same period in the prior year, was due principally to increased water utility revenues of $1.7 million, offset in part by higher utility operating expenses of $575,000, higher eminent domain and merger-related costs in the amount of $340,000 and increased income tax expense of $339,000. The increase in utility revenues was due principally to the same factors that contributed to operating revenue growth for the second quarter, as described above. The increase in utility operating expenses was due principally to increased production, transmission and distribution costs, higher real property taxes including state utility taxes and higher healthcare and other employee benefit costs.

Commenting on the results for the second quarter, Duane C. Montopoli, Pennichuck's President and Chief Executive Officer, said, "Pennichuck Water's rate increase, which resulted from a rate filing initiated in May 2010, was necessitated by (a) capital improvements made by Pennichuck Water since its last rate case, (b) the revenue loss which resulted from water usage volume declines in 2008 and 2009, and (c) increased state utility taxes and local property taxes. Water usage volumes declined in 2008 and 2009 due to the combined effects of the economic recession, cool and wet weather affecting peak summer usage and continued customer conservation efforts related to water saving appliances and the like."

Commenting on the Company's planned acquisition by the City of Nashua, Mr. Montopoli added, "Our shareholders recently approved the proposed merger and the next step is to gain approval from the New Hampshire Public Utilities Commission (the 'NHPUC'). In that regard, final hearings before the NHPUC are scheduled for October."

Pennichuck Corporation is a holding company involved principally in the supply and distribution of potable water in New Hampshire through its three regulated water utilities. Its non-regulated, water-related activities include operations and maintenance contracts with municipalities and private entities in New Hampshire and Massachusetts. The Company's real estate operations are involved in the ownership, management and environmentally responsible commercialization of real estate in southern New Hampshire.

Pennichuck Corporation's common stock trades on the Nasdaq Global Market under the symbol "PNNW." However, upon the completion of the proposed merger with the City of Nashua, Pennichuck's common stock will cease to be publicly-traded. The Company's website is at www.pennichuck.com.

Forward-Looking Statements

This news release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Pennichuck Corporation. Forward-looking statements are based on current information and expectations available to management at the time the statements are made, and are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, a future judicial or regulatory determination that events prior to the November 11, 2010 effective date of our merger agreement with the City of Nashua constituted a final determination of the price to be paid under RSA 38:13 and triggered the statutory 90-day period within which the City was required to decide whether to take, by eminent domain, the assets of our Pennichuck Water Works, Inc. subsidiary; the expiration of said 90-day period without the City having made any such decision; whether the merger transaction is approved by the NHPUC; whether the merger transaction is ultimately consummated; Nashua's ability to obtain appropriate financing for the merger; the outcome of requests for rate relief from the NHPUC from time to time; changes in governmental regulations; legislation and/or regulation and accounting factors affecting Pennichuck Corporation's financial condition and results of operations; the availability and cost of capital, including the impact on our borrowing costs of changes in interest rates; and, the impact of weather. Investors are encouraged to access Pennichuck Corporation's annual and quarterly periodic reports filed with the Securities and Exchange Commission for financial and business information regarding Pennichuck Corporation, including a more detailed discussion of these and other risks and uncertainties that could affect Pennichuck Corporation's forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statement.

                   Pennichuck Corporation and Subsidiaries
                        Comparative Financial Results
Quarter Ended June 30:                                 2011         2010
                                                   ------------ ------------
Operating Revenues                                 $ 10,421,000 $  9,135,000
Operating Income                                   $  3,687,000 $  2,631,000
Net Income                                         $  1,625,000 $    996,000
Earnings Per Common Share:
  Basic                                            $       0.35 $       0.21
  Diluted                                          $       0.34 $       0.21
Weighted Average Common Shares Outstanding:
  Basic                                               4,682,043    4,657,543
  Diluted                                             4,758,545    4,690,560

Six Months Ended June 30:                              2011         2010
                                                   ------------ ------------
Operating Revenues                                 $ 18,313,000 $ 16,529,000
Operating Income                                   $  4,840,000 $  3,686,000
Net Income                                         $  1,589,000 $  1,071,000
Earnings Per Common Share:
  Basic                                            $       0.34 $       0.23
  Diluted                                          $       0.33 $       0.23
Weighted Average Common Shares Outstanding:
  Basic                                               4,680,721    4,656,045
  Diluted                                             4,756,021    4,680,001

For More Information, Contact:
Thomas C. Leonard
Senior Vice President and Chief Financial Officer
Phone: 603-913-2300
Fax: 603-913-2305